UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2014

EDGEWATER BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55129	46-3687434
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

321 Main Street, St. Joseph, Michigan	49085
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:        (269) 982-4175

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

Edgewater Bancorp, Inc. (the “Company”) participates in the Pentegra Defined Benefit Plan for Financial Institutions (the “Pentegra Plan”), an industry-wide, tax-qualified defined-benefit pension plan.  The Company froze the benefits in the Pentegra Plan effective June 1, 2010. Full-time employees of the Company who had attained at least 21 years of age and completed one year of service were eligible to participate in the Pentegra Plan. In addition, employees who would have been eligible after June 1, 2010, are not eligible to participate. No further benefits will accrue subsequent to the freeze, and the freeze does not reduce the benefits accrued up to the date of the freeze.  Pension expense related to the Pentegra Plan was $91,031 for the year ended December 31, 2013.

The Company recently evaluated whether to withdraw from the Pentegra Plan and purchase annuities for the participating employees.  Withdrawing from the plan would require a payment of approximately $1,650,000 to purchase the annuities, but would eliminate pension expense in future years related to the Pentegra Plan.  After reviewing a number of considerations, on August 19, 2014, the board of directors of the Company decided not to withdraw from the Pentegra Plan at this time.  The primary reason for not withdrawing at the present time is to retain the approximately $1,650,000 of capital that it would have cost to withdraw.  The decision about whether to withdraw from the Pentegra Plan can be reconsidered at a future date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGEWATER BANCORP, INC.

DATE: August 20, 2014	By:	/s/ Richard E. Dyer
Richard E. Dyer
President and Chief Executive Officer